Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Third Quarter 2022 Earnings

Dallas, November 3, 2022: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported third quarter 2022 GAAP diluted earnings per share of $1.76 and adjusted earnings per share of $3.94. The Company generated net sales of $2.3 billion in the third quarter, a 7 percent decrease from the prior quarter due to sequential decreases in price and volume of 3 percent and 2 percent, respectively, and a 2 percent unfavorable currency impact. Celanese navigated declines in European and Asian demand, customer destocking, and continued cost inflation to deliver third quarter consolidated operating profit of $308 million and adjusted EBIT of $510 million. On November 1, 2022, the Company successfully completed the acquisition of Mobility & Materials (M&M), acquiring a broad portfolio of engineered thermoplastics and elastomers, industry-renowned brands and intellectual property, global production assets, and a world-class organization. The acquisition establishes Celanese as the preeminent global specialty materials company and is expected to drive enhanced growth and free cash flow generation.
The difference between GAAP diluted earnings per share and adjusted earnings per share for the third quarter was primarily due to approximately $104 million in net interest expense related to bonds issued for the acquisition of M&M and $44 million in M&A-related costs.
"I thank the Celanese team for delivering third quarter adjusted earnings per share performance within less than 2 percent of our guidance despite demand deterioration and other unanticipated headwinds across the quarter," said Lori Ryerkerk, chairman and chief executive officer. "At the same time, I thank the many teams who diligently worked to successfully close the M&M acquisition on November 1. On behalf of us all, I warmly welcome our newest colleagues from M&M, whose dedication and contribution will make Celanese stronger."

Third Quarter 2022 Financial Highlights:

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	929	948	684
Acetate Tow	135	119	128
Acetyl Chain	1,274	1,456	1,489
Intersegment Eliminations	(37)	(37)	(35)
Total	2,301	2,486	2,266

Operating Profit (Loss)
Engineered Materials	114	166	91
Acetate Tow	(3)	(1)	12
Acetyl Chain	315	429	517
Other Activities	(118)	(111)	(84)
Total	308	483	536

Net Earnings (Loss)	193	436	507

Adjusted EBIT(1)
Engineered Materials	206	224	137
Acetate Tow	27	35	46
Acetyl Chain	322	440	517
Other Activities	(45)	(53)	(52)
Total	510	646	648

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	70	53	40
Acetate Tow	30	36	34

Operating EBITDA(1)	607	744	739
Diluted EPS - continuing operations	$1.76	$4.03	$4.67
Diluted EPS - total	$1.75	$3.98	$4.56
Adjusted EPS(1)	$3.94	$4.99	$4.82

Net cash provided by (used in) investing activities	(143)	(136)	(108)
Net cash provided by (used in) financing activities	8,600	(159)	(228)
Net cash provided by (used in) operating activities	467	495	630
Free cash flow(1)	325	368	520
_____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Completed the acquisition of Mobility & Materials on November 1, 2022.
•Published the 2021-2022 Sustainability Report, Accelerating Solutions Through Chemistry, and a complementary 2021-2022 Sustainability Index, highlighting progress and investments to drive environmental, social, and governance (ESG) initiatives.
•Declared a quarterly cash dividend of $0.70 per share, payable November 14, 2022 and reflective of a 3 percent approved increase in the Company's quarterly common stock cash dividend.
•Announced receipt of a grant from the Bill & Melinda Gates Foundation to produce a working prototype for a refillable contraceptive implant.
•Announced investment in a new cleanroom facility in Edmonton, Alberta to focus on cryogenic micronization of VitalDose® EVA to be used in the development of implants and inserts for sustained-release drug delivery.

Third Quarter 2022 Business Segment Overview
Engineered Materials
Engineered Materials generated net sales of $929 million in the third quarter reflecting a sequential price increase of 2 percent and a 3 percent unfavorable currency impact. Pricing expanded for the seventh consecutive quarter due to commercial actions to successfully offset continued cost inflation across raw materials and energy. Sequential volume declined by 1 percent as moderation in the legacy non-auto segments was offset by sequentially higher volume in automotive and medical as well as contributions from the restructuring of the KEPCO joint venture. Engineered Materials' medical segment was lifted by strong sequential growth in the medical implant business which recovered to pre-COVID demand in the third quarter. Engineered Materials delivered GAAP operating profit of $114 million and adjusted EBIT of $206 million, decreases from the prior quarter of $52 million and $18 million, respectively. Third quarter earnings were negatively impacted by approximately $15 million due to the rise in sequential natural gas costs and the impact of a one-month lag on the Engineered Materials energy surcharge. Affiliate earnings contributed an additional $16 million sequentially, primarily driven by strong performance of Ibn Sina.
Acetyl Chain
The Acetyl Chain generated third quarter net sales of $1.3 billion, including a 7 percent sequential decrease in pricing, 4 percent decrease in volume, and a 2 percent unfavorable currency impact. Pricing decreased primarily due to moderation in China acetic acid and VAM pricing across the third quarter. Volume decreased due to demand softness primarily in European and Chinese paints, coatings, and construction applications. As a result of these conditions, the Acetyl Chain took decisive actions across its production network to reduce cost and align with market demand. The VAM production unit in Frankfurt, Germany, the highest-cost facility in the global VAM network, was idled as the Company relied on other facilities to meet reduced European demand. Production operating rates in China and Singapore were also reduced in the third quarter across most production units. The Acetyl Chain further leveraged its global network to navigate a multi-week shutdown of the Clear Lake acetic acid plant to perform maintenance on an unanticipated mechanical issue. Despite these challenges, the business delivered third quarter GAAP operating profit of $315 million and adjusted EBIT of $322 million, at margins of 25 percent.

Acetate Tow
Acetate Tow generated net sales of $135 million during the third quarter, which reflected sequential volume and price increases of 10 percent and 3 percent, respectively. Third quarter GAAP operating loss was $3 million and adjusted EBIT was $27 million. Dividends from affiliates in the quarter were $30 million, a sequential decrease of $6 million.
Cash Flow and Tax
Celanese generated third quarter operating cash flow of $467 million and free cash flow of $325 million. Capital expenditures in the third quarter were $139 million. Celanese returned $73 million in cash to shareholders via dividends in the quarter.
The effective U.S. GAAP tax rate was 40 percent for the third quarter compared to 16 percent for the same quarter of 2021. The higher effective tax rate was primarily due to increases in valuation allowances on U.S. foreign tax credit carryforwards due to revised forecasts of foreign sourced earnings and increases in tax reserves related to ongoing income tax audits. The effective tax rate for adjusted earnings remains at 13 percent based on expected jurisdictional earnings mix for the full year and other non-recurring U.S. GAAP items.
Outlook
"Our businesses responded dynamically to demand conditions that rapidly deteriorated across the third quarter in Europe and, to a lesser extent, Asia," said Lori Ryerkerk. "Current order books validate our belief that the remainder of 2022 and the start of 2023 will be challenged by typical winter seasonality in addition to continued demand weakness in certain end-markets and customer destocking. Amid these dynamics, we are taking a series of controllable actions across our global supply chain to deliver fourth quarter adjusted earnings per share of $1.50 to $2.00, inclusive of the currently expected impact from the M&M acquisition in November and December, and to simultaneously prepare for recovery as we progress beyond the first part of 2023. We are committed as an organization to maximizing the earnings and cash generation of our businesses, integrating and synergizing M&M, and executing against our deleveraging plan."
A reconciliation of forecasted adjusted earnings per share to U.S. GAAP diluted earnings per share is not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the third quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on November 3, 2022. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Brian Bianco	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 8,500 employees worldwide and had 2021 net sales of $8.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the accuracy or inaccuracy of our beliefs and assumptions regarding anticipated benefits of the acquisition (the "M&M Acquisition") by us of the majority of DuPont's Mobility & Materials business (the "M&M Business"), including as a result of the performance of the M&M Business between signing and closing of the M&M Acquisition; the possibility that we will not be able to realize anticipated improvements in the M&M Business's financial performance — including optimizing pricing, currency mix and inventory — or realize the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, within the anticipated timeframe, or at all, whether as a result of difficulties arising from the operation or integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete and integrate acquisition or investment transactions, including regulatory approvals, consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation logistics or supply chain disruptions, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; the extent to which resurgences or variants of COVID-19 may adversely impact the economic environment, market demand, our operations, availability and cost of transportation and materials, the labor supply and pace of economic recovery; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein that have not closed; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about November 3, 2022 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(In $ millions, except share and per share data)
Net sales	2,301	2,486	2,266
Cost of sales	(1,755)	(1,781)	(1,551)
Gross profit	546	705	715
Selling, general and administrative expenses	(184)	(197)	(165)
Amortization of intangible assets	(10)	(11)	(6)
Research and development expenses	(25)	(26)	(21)
Other (charges) gains, net	(15)	1	—
Foreign exchange gain (loss), net	(2)	(1)	2
Gain (loss) on disposition of businesses and assets, net	(2)	12	11
Operating profit (loss)	308	483	536
Equity in net earnings (loss) of affiliates	73	60	44
Non-operating pension and other postretirement employee benefit (expense) income	25	25	37
Interest expense	(154)	(48)	(21)
Refinancing expense	—	—	(9)
Interest income	34	1	2
Dividend income - equity investments	30	36	35
Other income (expense), net	5	(3)	(2)
Earnings (loss) from continuing operations before tax	321	554	622
Income tax (provision) benefit	(127)	(112)	(102)
Earnings (loss) from continuing operations	194	442	520
Earnings (loss) from operation of discontinued operations	—	(8)	(17)
Income tax (provision) benefit from discontinued operations	(1)	2	4
Earnings (loss) from discontinued operations	(1)	(6)	(13)
Net earnings (loss)	193	436	507
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(1)
Net earnings (loss) attributable to Celanese Corporation	191	434	506
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	192	440	519
Earnings (loss) from discontinued operations	(1)	(6)	(13)
Net earnings (loss)	191	434	506
Earnings (loss) per common share - basic
Continuing operations	1.77	4.06	4.70
Discontinued operations	(0.01)	(0.06)	(0.12)
Net earnings (loss) - basic	1.76	4.00	4.58
Earnings (loss) per common share - diluted
Continuing operations	1.76	4.03	4.67
Discontinued operations	(0.01)	(0.05)	(0.11)
Net earnings (loss) - diluted	1.75	3.98	4.56
Weighted average shares (in millions)
Basic	108.4	108.4	110.5
Diluted	109.1	109.1	111.0

Consolidated Balance Sheets - Unaudited

	As of September 30, 2022	As of December 31, 2021

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	9,671	536
Trade receivables - third party and affiliates, net	1,120	1,161
Non-trade receivables, net	492	506
Inventories	1,723	1,524
Other assets	186	80
Total current assets	13,192	3,807
Investments in affiliates	954	823
Property, plant and equipment, net	4,089	4,193
Operating lease right-of-use assets	246	236
Deferred income taxes	222	248
Other assets	695	521
Goodwill	1,294	1,412
Intangible assets, net	645	735
Total assets	21,337	11,975
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	977	791
Trade payables - third party and affiliates	1,128	1,160
Other liabilities	555	473
Income taxes payable	128	81
Total current liabilities	2,788	2,505
Long-term debt, net of unamortized deferred financing costs	11,360	3,176
Deferred income taxes	640	555
Uncertain tax positions	314	280
Benefit obligations	489	558
Operating lease liabilities	205	200
Other liabilities	247	164
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,492)	(5,492)
Additional paid-in capital	356	333
Retained earnings	10,584	9,677
Accumulated other comprehensive income (loss), net	(498)	(329)
Total Celanese Corporation stockholders' equity	4,950	4,189
Noncontrolling interests	344	348
Total equity	5,294	4,537
Total liabilities and equity	21,337	11,975